EXHIBIT A
                                                                      ---------

                 ELLISBURG-LEIDY NORTHEAST HUB COMPANY
                            INCOME STATEMENT
                              (UNAUDITED)



                    Three Months Ended      Twelve Months Ended
                    September 30, 1995      September 30, 1995
REVENUES
   Gas Sales              $5,073,813            $22,009,044
   Wheeling Fees              26,968                 84,995
   Parking Fees                    -                 56,486
   Other                     (30,060)               549,839
                          ----------            -----------

Total Revenues             5,070,721             22,700,364
                          ----------            -----------


COST OF SALES
   Gas Purchases           5,005,233             21,549,944
   Parking                        14                 36,316
   Transportation Cost        14,929                 15,079
   Wheeling                   13,166                 23,203
   Other                     (41,894)               552,711
                          ----------            -----------

Total Cost Of Sales        4,991,448             22,177,253
                          ----------            -----------


Gross Margin                  79,273                523,111


General & Administrative
Allocation                     7,825                250,825
                          ----------            -----------

Net Income                $   71,448            $   272,286
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